Press Release
October 28, 2005

        First Chester County Corporation Reports Third Quarter Earnings

West Chester, PA, First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County, announced third quarter net income of $1.84 million for the three-months ended September 30, 2005. Compared to September 30, 2004, net income increased 28.9% from $1.43 million. Net income for the nine-month period ended September 30, 2005 was $ 3.9 million, a decrease of 11.4% or $508.0 thousand when compared to the same period last year. Basic earnings per share for the three and nine-month periods ended September 30, 2005 were $0.36 and $0.77, respectively.

"First National's fundamentals remain strong. During the third quarter we continued to maintain our interest rate spread while interest rates increased. This combined with a focus on expense management and improvements in credit quality helped us to achieve the third quarter results," said John A. Featherman, III, CEO and Chairman of the Board of Directors. "Although the strategic realignment efforts to become a higher performing, more competitive, and more profitable institution impacted the first half of 2005, the third quarter results serve as an indication of the improved performance that we anticipate. Our management team remains committed to building long-term value through operational excellence and we are steadfast in our commitment to bottom line growth."

Net interest income for the three-months ended September 30, 2005 increased modestly compared to the same period last year. Net interest income benefited from increases in interest rates on the variable rate portion of the loan portfolio. These gains were offset by increases in net interest expense as our cost of funds increased commensurately. Net income also benefited from a reduced provision for loan losses during the three months ended September 30, 2005 as compared to the same period during the prior year. During the three month period ended September 30, 2005, the Corporation recorded a $311 thousand provision for loan losses as compared to $454 thousand during the same period in 2004. At September 30, 2005, the allowance for loan losses as a percentage of loans and leases outstanding was 1.28% as compared to 1.15% at September 30, 2004. The increase in net income also reflects the fact that the Corporation's net income for the third quarter of 2004 had been reduced by a non-recurring loss on the sale of other real-estate owned.

Gross loans grew 10.1% or $60.8 million from $603.9 million at September 30, 2004 to $664.7 million as of September 30, 2005. Despite an increase in interest expense, for the nine-months ended September 30, 2005, net interest income increased 5.2% to $23.1 million from $21.9 million. These gains were offset by increases in non-interest expenses and in the provision for loan losses during the nine months ended September 30, 2005 as compared to the same period in 2004.

"Our focus on the business client supported double digit loan growth of 10.1%, from September 30, 2004 to September 30, 2005," said Kevin C. Quinn, President of First National. "During the quarter, the Corporation enhanced its focus on providing an exceptional experience to our business clients. The introduction of a new Business Money Market Account and the development of new products and services directly reflect our commitment in meeting the needs of our business clients."

Total assets were $837.2 million as of September 30, 2005 compared to $828.1 million at September 30, 2004. Year to date, total assets increased $31.8 million or 3.9% from December 31, 2004, and total deposits increased $26.2 million or 4.0% to $689.2 million.

The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

All per share data has been adjusted for the 10% stock dividend declared April 19, 2005. Please refer to the attached financial data for further details.

This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,140,503 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Corporation's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

                        First Chester County Corporation
                             SELECTED FINANCIAL DATA
                                   (unaudited)
                         Adjusted for 10% Stock Dividend

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA
-----------------------                                     September 30,            December 31,
                                                        2005             2004           2004
                                                   -----------       -----------     -----------
Total assets                                       $   837,221     $     828,142     $   805,475
Gross loans                                            664,731           603,865         618,005
Allowance for loan & lease losses                        8,488             6,924           7,213
Total investment securities                            101,071           144,784         140,029
Deposits                                               689,259           692,217         663,018
Shareholders equity                                     57,022            53,416          55,402
Average assets                                         842,592           791,426         759,368
Average equity                                          56,877            52,763          53,169
Non-accrual loans                                        8,204             1,592           7,877

Trust and Investment Services
  Assets under management & custody *                  589,757           531,373         555,644

STATEMENT OF INCOME
-------------------                               THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                                       2005              2004            2005             2004
                                                   -----------       -----------     -----------      -----------

Interest income                                    $    11,592       $     9,835     $    32,502      $    27,529
Interest expense                                         3,756             2,057           9,422            5,591
                                                    ----------        ----------      ----------       ----------

Net interest income                                      7,836             7,778          23,080           21,938

Provision for loan losses                                  311               454           1,322              810
                                                    ----------        ----------      ----------       ----------

Net interest income after
  provision for loan losses                              7,525             7,324          21,758           21,128

       Trust and Investment Services revenue               844               834           2,428            2,655
       Service charges on deposit accounts                 483               546           1,434            1,585
       Investment securities gain (loss), net               (2)               17              58               70
       Operating lease rental income                       257               227             729              610
       Gain (loss) on sale of premises and other
         real-estate-owned                                   -              (149)             (7)            (101)
       Gains and fees on the sale of residential
         mortgages                                         118                93             312              283
       Gains on the sale of credit card portfolio            -                 -               -               34
       Other                                               585               530           1,768            1,669
                                                    ----------        ----------      ----------       ----------

       Non-interest income                               2,285             2,098           6,722            6,805
                                                    ----------        ----------      ----------       ----------

       Salaries and employee benefits                    3,756             4,040          11,937           11,900
       Occupancy, equipment, and data processing         1,397             1,332           3,995            3,995
       Depreciation expense on operating leases            226               199             638              534
       Bank shares tax                                      82               131             402              388
       Professional services                               629               494           1,990            1,114
       Other                                             1,323             1,271           4,192            3,747
                                                    ----------        ----------      ----------       ----------

       Non-interest expense                              7,413             7,467          23,154           21,678
                                                    ----------        ----------      ----------       ----------

Income before income taxes                               2,397             1,955           5,326            6,255
                                                    ----------        ----------      ----------       ----------

Income Taxes                                               554               525           1,393            1,814
                                                    ----------        ----------      ----------       ----------

Net Income                                         $     1,843       $     1,430     $     3,933      $     4,441
                                                    ==========        ==========      ==========       ==========

PER SHARE DATA

Net income per share (Basic)                       $      0.36       $      0.29     $      0.77      $      0.89
Net income per share (Diluted)                     $      0.35       $      0.28     $      0.75      $      0.86
Cash divided declared                              $    0.1300       $    0.1238     $    0.4025      $    0.3717
Book value                                         $     11.10       $     10.75     $     11.10      $     10.75
Average bid/ask                                    $     18.68       $     24.85     $     18.68      $     24.85
Actual shares outstanding                            5,139,310         4,969,571       5,139,310        4,969,571
Basic weighted average shares outstanding            5,114,517         4,957,752       5,114,517        4,957,752

     * These assets are managed by the Trust & Investment Services Division of the Bank and are not assets of the Bank or the Corporation.

     ** All per share data has be adjusted for the 10% stock dividend declared on April 19, 2005.